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                                                                   EXHIBIT 10.85

                              EMPLOYMENT AGREEMENT

      This agreement, dated as of February 24, 2005 is entered into between Nextel Partners Operating Corp., a Delaware corporation, Nextel Partners, Inc., a Delaware corporation (collectively the "Company"), and Philip Gaske, ("Executive").

      WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"), and Executive desires to accept such employment and enter into this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive, intending to be legally bound, hereby agree as follows:

      1. Employment.

            (a) Agreement to Employ. Upon the terms and subject to the conditions hereof the Company shall employ Executive as Vice President of Customer Care of Nextel Partners, Inc. and Nextel Partners Operating Corp. until the Expiration Date (as defined in Section 1(b)), any date to which this Agreement shall have been extended pursuant to section 1(b) or any earlier termination of this Agreement pursuant to the provisions hereof. Executive's office shall be located in the Las Vegas, Nevada metropolitan area or such other metropolitan area in which the Company maintains a customer care facility. During the term of his employment hereunder, Executive will devote substantially all of his business time to the performance of his duties hereunder.

            (b) Employment Period. Unless earlier terminated pursuant to the provisions hereof, the initial term of Executive's employment with the Company shall be for a period commencing on the date of this Agreement and continuing until February 24, 2006 (the "Expiration Date"). The term of this Agreement shall automatically extend for successive one-year terms commencing on the Expiration Date unless Executive or the Company's Board of Directors provides written notice to the other party at least thirty (30) calendar days prior to the end of the then current term indicating that the party giving notice does not wish to extend the Agreement. In such event, the Agreement shall terminate at the end of the then current term.

      2. Responsibility. Executive shall be responsible for establishment, maintenance and operation of all strategic customer care and fulfillment operations at the Company and for such other duties commensurate with his position that may be assigned from time to time by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer or such other corporate officer as the Chief Executive Officer may designate, and shall be subject to the overall supervision of the Chief Executive Officer or such other designated officer.

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      3. Compensation and Benefits.

            (a) Salary, Bonus and Benefits.

                  (i) The Company shall pay Executive a base salary in the annual amount of $200,000 payable bi-weekly or in such other manner as is consistent with the Company's normal payroll practices.

                  (ii) The Company shall (subject to the review and approval by the compensation committee of the board of directors) establish a performance based program pursuant to which Executive shall receive, if performance targets are met, an additional annual cash payment of up to seventy-five percent (75%) of Executive's then current base salary (or such higher amount as the compensation committee may approve).

                  (iii) The Company shall offer to Executive a benefits package equivalent to that provided to the Company's otheremployees and senior-level executives (including, without limitation, participation in the Company's medical, dental, vision, life and disability insurance programs, the Company's 401(k) plan, the Company's stock purchase program, and such other plans or programs as may be made available). In addition, the Company shall maintain a life insurance policy on the life of Executive and payable upon death of the Executive to a beneficiary or beneficiaries designated by Executive, in an amount not less than $500,000.

                  (iv) For so long as this Agreement is renewed, the compensation committee of the board of directors shall each year on or before the anniversary date of this Agreement review the Executive's base salary and bonus payment in light of the performance of Executive and the Company, and may increase (but not decrease) such base salary and bonus payment by an amount it determines to be appropriate.

            (b) Expenses. Executive shall maintain his own automobile and shall carry liability insurance in the minimum amount of $300,000. The Company shall reimburse Executive monthly for business use of his automobile at the prevailing IRS rate per mile. Executive shall also be reimbursed monthly for all other reasonable out-of-pocket expenses incurred or paid by Executive while representing the Company or conducting Company business. Executive shall be responsible for maintaining records reasonably satisfactory to support all claimed business usage of his automobile and to substantiate all out-of-pocket expenses incurred for which reimbursement is sought and shall furnish such records to the Company in accordance with its policies.

            (c) Vacation. Executive shall be entitled to 15 vacation days each calendar year, any or all of which may be carried over into a new calendar year, for a maximum accrual of 30 days. Executive shall also be entitled to any paid or unpaid holidays provided by the Company in accordance with its generallyapplicable personnel policies. Upon termination of Executive's services under this Agreement, Executive will

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be paid for unused and accrued vacation time earned through the last completed day of service.

            (d) Indemnification. The Company shall indemnify and hold Executive harmless in accordance with the terms of the Company's certificate of incorporation and bylaws, in each case as in effect on the date hereof.

            (e) D&O Insurance. The Company shall maintain directors and officers' liability insurance coverage covering Executive in amounts customary for similarly situated companies in the telecommunications industry and with reputable insurers. All such policies shall provide for coverage to Executive on the same terms and conditions applicable to the coverage provided under such policies to the Company's other directors and officers.

      4. Nondisclosure of Proprietary and Confidential Information.

            (a) Confidential Information. Executive agrees to refrain (whether during or after his employment with the Company) from disclosing or using, except as permitted by this Agreement or otherwise authorized by the Company's board of directors, any secrets or confidential information with respect to the Company or any of the Company's direct or indirect wholly owned subsidiaries (collectively the "Covered Entities"), including without limitation its trade secrets, patents, affairs, business plans, strategic, commercial or financial information other than information that is or becomes publicly available through no fault of Executive (the "Confidential Information"). Confidential Information may be used solely for the benefit of the Company, and Executive shall not make any other use of such information. Executive agrees that all materials relating to the business of any Covered Entity that are provided or made available to Executive, or created by Executive, during the course of Executive's services to the Company shall be and remain the property of the Company and/or the applicable Covered Entity (subject to the terms of any separate agreement between the Company and/or the affected Covered Entity), whether or not such materials constitute or contain Confidential Information, and all copies of such materials shall be returned to the Company immediately upon the termination of Executive's services to the Company. In the event that the Company notifies the Executive that it has entered into a confidentiality agreement with a Covered Entity or with any affiliate of the Company with respect to confidential information provided to the Company, the Executive shall comply with such reasonable obligations thereunder as are applicable to the Executive.

            (b) Innovations; Inventions. Executive hereby sells, transfers and assigns to the Company all right, title and interest of Executive in and to any and all inventions, ideas, disclosures and improvements of any kind or nature whatsoever, whether patented or unpatented, and any and all copyrightable materials, in either case whether made or conceived in whole or in part by Executive alone or together with others during the initial term of this Agreement or any renewal term, that (i) relate to any methods, designs, products, processes, apparatus, service or devices sold, leased used or under construction or development by the Company or the Covered Entities, (ii) relate to the business,

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functions or operations of the Company or the Covered Entities, or (iii) arise from, in whole or in part, the efforts of Executive on behalf of the Company. Executive will communicate and disclose to the Company promptly all information, data and details pertaining to any inventions, ideas, disclosures and improvements described above, in such form or format as the Company may reasonably request. During the term of this Agreement or any renewal term and thereafter, Executive will execute, acknowledge or deliver to the Company (at the Company's expense) such formal transfers and assignments and such other papers and documents as may be required of Executive to permit the Company to file and prosecute any patent applications the Company desires to file and prosecute relating to any of the foregoing, and, as to copyrightable material, to obtain copyright thereon. Notwithstanding the foregoing, Executive understands that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 49.44.140 of the Revised Code of Washington, which provides, in part:

            (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

            (c) Notwithstanding the foregoing provisions of this Section 4 or any other provision of this Agreement, nothing in this Agreement shall prohibit or restrict Executive from: (i) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; (ii) providing information to or assisting in an investigation by the Company's designated legal, compliance and/or human resources officers; or
(iii) testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

      5. Non-Competition; Non-Solicitation.

            (a) In view of the unique value to the Company of Executive's services and because of the Confidential Information to be obtained by or disclosed to Executive as described above, Executive agrees that, during the term of this Agreement and for a period of one year thereafter, provided that this Agreement is not terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below):

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                  (i) Executive will not directly or indirectly assist or become associated with any Communication Service Provider in any business of such provider that competes in any of the markets of any of the Covered Entities, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of less than 5% of the outstanding voting shares of any publicly traded company);

                  (ii) Executive will not directly or indirectly solicit for employment or employ any employee of any of the Covered Entities, unless such solicited person shall have ceased to be employed by any such entity for a period of at least six months; and

                  (iii) Executive will not directly or indirectly solicit business from customers of any of the Covered Entities, provided that the foregoing shall not restrict Executive or any entity with which Executive is associated from soliciting or doing business with any customer of any of the Covered Entities, if such solicitation does not interfere with any business relationship between such solicited customer and any of the Covered Entities.

                  (iv) For purposes of this Agreement, the term "Communication Service Provider" means and includes any entity that derives twenty-five percent or more of its revenues from the provision of voice and/or data communication services to businesses and/or consumers regardless of the technology used to provide such services and specifically includes, without limitation, internet service providers, cable, wireless, satellite, landline, voice over internet protocol and fixed mobile entities.

            (b) If Executive violates any provision of Section 4 or Section 5(a), the Company shall be entitled to receive provable damages caused by such breach, provided that Executive shall not be liable for indirect, special, consequential or punitive damages (it being understood and agreed that this remedy is in addition to, and not a limitation on, any injunctive relief or other rights or remedies to which the Company is or may be entitled to at law or in equity). Executive acknowledges and agrees that the Company's (and as applicable, each Covered Entity's) remedies at law for a breach of any provision of Section 4 or Section 5(a) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company and, as to Section 4, each Covered Entity, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. As provided in Section 10(i) hereof, the equitable remedies referenced in this
Section 5(b) shall be in addition to, and not in substitution for or exclusion of, any other remedies available at law or in equity for any breach of either or both of Sections 4 or 5. Executive and the Company each specifically acknowledge and agree that the provisions of Sections 4 and 5 are for the express benefit of each Covered Entity and that (i) no waiver, amendment or other modification of Sections 4 or 5 with respect to a Covered Entity shall be effective unless it has been consented to in writing by such Covered Entity, and (ii) each such Covered Entity shall be entitled to enforce the provisions of Section 4 and/or 5 hereof (as appropriate) as fully and with the same rights and effect as if such Covered Entity were a signatory party to this Agreement.

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            (c) If any provisions of Section 4 or Section 5(a) are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included.

      6. Noncontravention. Executive represents and warrants to the Company that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive's performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify the Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach of, any such commitment, arrangement or understanding.

      7. Termination. This Agreement shall automatically terminate (and the term of this Agreement shall thereupon terminate) upon the occurrence of any one of the following events:

            (a) Death. This Agreement shall terminate upon the death of Executive.

            (b) Disability. This Agreement shall terminate upon the Executive's disability if Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three months in any period of six consecutive months, and no reasonable accommodation being available, upon either party giving the other party not less than 30 days' written notice. In the event of a disagreement over the nature of Executive's disability or the determination of whether Executive is disabled, Executive agrees to be examined by a licensed physician that is mutually agreeable to Executive and the Company.

            (c) Expiration of the Agreement. This Agreement shall terminate upon the Expiration Date or the scheduled expiration date of any renewal or extension thereof in compliance with Section 1(b).

            (d) Termination by the Company With Cause. This Agreement shall terminate upon the Company's termination of Executive for Cause.

            (e) Voluntary Termination by Executive. This Agreement shall terminate upon Executive's voluntary resignation; provided, that Executive shall provide the Company with no less than 30 days' written notice; provided, further, that such voluntary resignation shall not relieve or release Executive from any breach of this Agreement at or prior to the time of such resignation.

            (f) Termination by the Company Without Cause. This Agreement shall terminate upon the Company's termination of Executive for any reason other than for Cause; provided, that the Company shall provide Executive with no less than 30 days' written notice of any such termination. For purposes of this Agreement, the Company's

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failure to renew the Agreement for any subsequent one-year term shall be deemed to be a termination of Executive without Cause.

            (g) Termination by Executive for Good Reason. Upon the occurrence of any event or the existence of any condition or circumstance constituting Good Reason, Executive may by notice to the Board of Directors, deem a constructive termination of this Agreement to have occurred.

      8. Effect of Termination.

            (a) Upon termination of this Agreement pursuant to Sections 7(a) through (e), the Company shall compensate Executive (or, in the event of Executive's death, his surviving spouse, if any, or his estate) for (x) accrued but unused vacation time, (y) any base salary earned, but unpaid, for services rendered to the Company on or prior to the date of termination and (z) amounts which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or contract or agreement with the Company (including, without limitation, the plans and program made available to Executive pursuant to Section 3(a)(iii)), as in effect immediately prior to the date of such termination, at or subsequent to the date of termination without regard to the performance by Executive of further services or the resolution of any contingency, but subject to any and all rights, remedies and claims of the Company against Executive.

            (b) Subject to section 8(c) below, if Executive resigns for Good Reason pursuant to Section 7(g) or his employment with the Company is terminated without Cause pursuant to 7(f), the Company shall thereupon pay Executive the following amounts and benefits as severance benefits: (i) all amounts payable pursuant to Section 8(a), and (ii) a lump sum equal to one year's base salary hereunder plus an amount equal to the most recent annual bonus, if any, received by Executive pursuant to Section 3(a)(ii), and (iii) continued coverage for one year under the Company's benefit plans made available to Executive in accordance with Section 3(a)(iii) (other than the Company's 401(k) and stock purchase plans and any life insurance policy previously maintained by the Company on the life of Executive) on the same terms as other similarly situated employees of the Company. If coverage under one or more of the Company's benefit plans may not be continued because such continuation would adversely affect the tax-qualified status of such benefit plans, Company may pay Executive a cash payment that is the equal to the value of such continued coverage.

            (c) Notwithstanding anything in this Agreement to the contrary, Executive shall be eligible to receive a retention bonus, severance payment and any other benefits set forth in that certain Nextel Partners Inc. Retention and Severance Plan adopted by the Compensation Committee of the Board of Directors of the Company on or about January 27, 2005, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the "Retention and Severance Plan"), in accordance with the terms and conditions set forth in the Retention and Severance Plan. If Executive qualifies for severance and the continuation of benefits under the Retention and Severance Plan

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and also qualifies for severance and the continuation of benefits as set forth in Section 8(b)(ii) and (iii) of this Agreement, Executive shall receive the severance and benefits under the Retention and Severance Plan and not the severance and benefits set forth in Section 8(b)(ii) and (iii) of this Agreement; provided, however, that Executive shall be entitled to receive the amounts set forth in Section 8(b)(i) of this Agreement and shall be eligible to for any retention bonus under the Retention and Severance Plan in addition to any other applicable severance and benefits received. The retention bonus, severance and other benefits which Executive is eligible to receive under the Retention and Severance Plan are hereby incorporated into and made a part of this Agreement and may not be modified, altered or amended in any manner that is adverse to Executive without Executive's prior written consent. Any modifications or amendments to the Retention and Severance Plan that are consistent with this Agreement and are favorable to Executive shall be automatically incorporated into this Agreement and made a part hereof.

            (d) In accordance with the resolutions adopted by the Compensation Committee of the Board of Directors of the Company on April 15, 2005, the Company shall make any necessary additional payments (the "Gross-up Payments") to Executive such that the net amount of the retention and severance payments and other benefits (whether pursuant to the Retention and Severance Plan, this Agreement or otherwise) (the "Compensation Payments") received by Executive, after deduction of any tax imposed by Section 4999 of the Internal Revenue Code or any successor to Section 4999 on the Compensation Payments and any U.S. federal, state, and local income or payroll tax imposed on the Gross-up Payments, but before any deduction for U.S. federal, state and local income or payroll tax on the Compensation Payments, is equal to the Compensation Payments, provided that the Company meets or exceeds the operating cash flow objectives for 2005 adopted at the January 2005 meeting of the Compensation Committee of the Board of Directors of the Company.

      9. Definitions. As used herein, the following terms shall have the following meanings set forth below:

      "Cause" means (i) Executive's conviction of a felony evidencing criminal dishonesty or moral turpitude, (ii) a willful and material breach of Executive's duty of loyalty to the Company or (iii) after 20 business days following Executive's receipt of written notice from the Company specifying the particulars in reasonable detail, Executive's failure to comply with or to cure, as applicable (A) a willful and material refusal to comply with specific written directions of the board of directors (or specific written directions of the chief executive officer) that are otherwise consistent with Executive's employment agreement with the Company or any of their respective subsidiaries and capable of being performed by him or (B) a willful and material breach of Executive's duty of due care to the Company.

      "Good Reason" means (i) a material adverse change in Executive's duties or responsibilities, (ii) a reduction of salary not agreed to by Executive, or a material diminution of other employee benefits (other than any change in employee benefits

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approved by the Board and implemented in a non-discriminatory fashion with respect to all participating employees), and (iii) a material breach by the Company of other obligations under Executive's employment agreement with the Company or a subsidiary of the Company that is not cured after 20 business days following the Company's receipt of a written notification from Executive specifying the particulars in reasonable detail.

      10. Miscellaneous.

            (a) Merger; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of Executive's employment with the Company, and may be changed, extended or modified only by an agreement in writing signed by the parties.

            (b) Assignment. The rights and obligations of the Company in this Agreement shall inure to its benefit and be binding upon its successors in interest (whether by merger, consolidation, reorganization, sale of stock or assets or otherwise). This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives. This Agreement, being for the personal services of Executive, shall not be assignable by Executive.

            (c) Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

            (d) Arbitration. Except as otherwise provided herein, any controversies or claims arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, which decision shall be final and binding on the parties, and judgment upon the award rendered shall be entered in any court having jurisdiction thereof. Any party may demand such arbitration in accordance with the procedures set out in those rules. The arbitration shall be conducted in Seattle, Washington, or such other location as may be mutually agreed upon by the parties. The arbitrator shall be selected in a manner that is mutually agreed upon by the parties. The arbitrator shall not award special, consequential, or punitive damages. In the event of any arbitration proceeding hereunder, the Company will (x) pay the fees and expenses of the arbitrator and (y) advance the Executive's documented out-of-pocket costs (including reasonable counsel fees and expenses) on a current basis, provided, that if Executive is determined not to be the substantially prevailing party on the matters submitted for arbitration (which determination shall be made by the arbitrator and included in his or her decision), Executive will promptly reimburse the Company for any expenses so advanced. Executive acknowledges that the Company is agreeing to make advances to him pursuant to the preceding sentence in consideration of his agreement to reimburse the Company for any such advances to the extent required by the preceding sentence. The Company will in all events pay its own costs (including counsel fees and expenses) in connection with any arbitration proceeding hereunder.

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            (e) Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given and received (i) when delivered personally, with receipt acknowledged in writing by the recipient, (ii) on the tenth business day after being sent by registered or certified mail (postage paid, return receipt requested), (iii) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or
(iv) on the date on which a facsimile is transmitted, in each case to the parties at their respective addresses stated below; provided, that if the intended recipient of any notice hereunder refuses to acknowledge receipt thereof in writing, such notice shall be deemed to have been given on the date of such refusal. Any party may change its address for notice by giving notice of the new address to the other party in accordance with the provisions of this paragraph.

         If to the Company:

         Nextel Partners, Inc.
         4500 Carillon Point
         Kirkland, WA 98033
         Attention: General Counsel
         Facsimile: 425-576-3666

         If to Executive:

         Philip Gaske
         2947 Genova Ct.
         Henderson, NV  89052

            (f) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provision were omitted.

            (g) Survival. The provisions of Sections 3(d), 4, 5, 8 and 10 shall survive any termination of this Agreement.

            (h) Governing Law. This Agreement shall be interpreted according to the internal laws of the State of Washington, without regard to choice of law rules that would result in the application of the laws of another state.

            (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or the beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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            (j) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                             SIGNATURE PAGE FOLLOWS

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            NEXTEL PARTNERS OPERATING CORP.

                                            By: ________________________________
                                            Title: _____________________________

                                            NEXTEL PARTNERS, INC.

                                            By: ________________________________
                                            Title: _____________________________

                                            ____________________________________
                                            Philip Gaske

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